EXHIBIT 99.1

NEWS RELEASE	Contact:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		Ceo AND PRESIDENT
(515) 232-6251
JANUARY 24, 2020

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF 2019

Fourth Quarter 2019 results:

Ames National Corporation (the “Company”) is pleased to announce the completion of the acquisition of Iowa State Savings Bank with its five branches located in Creston, Corning, Lenox and Diagonal on October 25, 2019 (the “Creston Acquisition”). The Company welcomes our new employees and customers, and look forward to a mutually beneficial long-term relationship. The staff of Iowa State Savings Bank has made outstanding progress during the fourth quarter with the integration of the bank and are to be commended on their significant efforts to ensure a smooth transition. Iowa State Savings Bank has assets, loans and deposits as of December 31, 2019 of approximately $215 million, $137 million and $186 million, respectively. Retention of loan and deposit customers from the Acquisition has been favorable. Non-routine costs associated with the Acquisition totaled approximately $195,000 for the quarter ended December 31, 2019.

For the quarter ended December 31, 2019, net income for the Company totaled $4,298,000, or $0.47 per share, compared to $4,201,000, or $0.45 per share, earned in the fourth quarter of 2018. The increase in earnings is primarily the result of the Creston Acquisition and the net effect of the investment in new market tax credit projects, offset by higher deposit interest expense.

Fourth quarter 2019 loan interest income was $1,689,000 higher than fourth quarter 2018; deposit interest expense also increased $582,000. Fourth quarter 2019 net interest income totaled $12,534,000, an increase of $1,393,000, or 12.5%, compared to the same quarter a year ago. The increase in net interest income was primarily due to the Creston Acquisition, offset in part by an increase in deposit interest expense and a decrease in tax-exempt interest income. Tax-exempt interest income decreased primarily due to the maturity of municipal bonds. Deposit interest rates were higher than a year ago due to general market interest rates in 2019 and heightened competition for deposits among financial institutions. The Company’s net interest margin was 3.25% for the quarter ended December 31, 2019 as compared to 3.29% for the quarter ended December 31, 2018.

A provision for loan losses of $769,000 was recognized in the fourth quarter of 2019 as compared to $446,000 in the fourth quarter of 2018. Net loan charge offs totaled $84,000 for the quarter ended December 31, 2019 compared to $51,000 for the quarter ended December 31, 2018. The increase in the provision for loan losses was primarily due to loan growth. While the current provision for loan losses are not related to agricultural loans, the Iowa agricultural economy remains challenged as the result of the low grain prices throughout much of 2018 and 2019 and tariff concerns on Iowa exports. Initial loan renewal activity for 2020 agricultural operating lines of credit reflect predominately positive cash flow statements for the 2019 growing season.

Noninterest income for the fourth quarter of 2019 totaled $2,372,000 as compared to $1,984,000 in the fourth quarter of 2018, an increase of 19.5%. The increase in noninterest income was primarily due to the noninterest income related to the Creston Acquisition and gain on the sale of loans. The increase in the gain on sale of loans was due to higher loan volume driven by a healthy residential mortgage market in central Iowa.

Noninterest expense for the fourth quarter of 2019 totaled $9,372,000 compared to $7,399,000 recorded in the fourth quarter of 2018, an increase of 26.7%. Most of the increase was related to the Creston Acquisition and the amortization of Federal new market tax credit investments. Salaries and employee benefits, excluding the Creston Acquisition, increased 4.9% primarily due to normal salary and benefit increases. Data processing costs, excluding the Creston Acquisition, increased 10.2% primarily due to normal cost increases and expanded services. The decrease in FDIC insurance assessments was due to the receipt of a small bank credit as the deposit insurance reserve ratio exceeded 1.35%. The efficiency ratio was 62.9% for the fourth quarter of 2019 as compared to 56.4% in the fourth quarter of 2018. The increase in the efficiency ratio was due in part to the amortization of the Federal new market tax credit investments and one-time costs associated with the Creston Acquisition in 2019.

Income tax expense for the fourth quarter of 2019 totaled $467,000 compared to $1,078,000 recorded in the fourth quarter of 2018. The effective tax rate was 9.8% and 20.4% for the quarters ended December 31, 2019 and 2018, respectively. The lower than expected tax rate was due primarily to tax-exempt interest income and $674,000 of new market tax credits recognized in the fourth quarter of 2019.

Year 2019 results:

In addition to the Creston Acquisition referred to above, the Company’s largest subsidiary bank, First National Bank (FNB) acquired Clarke County State Bank in Osceola, Iowa on September 14, 2018 (the “Osceola Acquisition”).

For the year ended December 31, 2019, net income for the Company totaled $17,194,000, or $1.86 per share, compared to $17,014,000, or $1.83 per share, earned in 2018. The increase in earnings is primarily the result of the Osceola Acquisition and improved loan interest income, offset in part by elevated deposit interest expense.

For the year ended December 31, 2019 loan interest income was $6,269,000 higher than the year ended 2018; while deposit interest expense increased $3,359,000. Net interest income for the year ended December 31, 2019 totaled $45,248,000, an increase of $3,124,000, or 7.4%, compared to the same period a year ago. The increase in net interest income was primarily due to the Creston and Osceola Acquisitions (the “Acquisitions”). The higher loan volume, resulting primarily from the Acquisitions, and improved loan yields more than offset higher interest expense due to market interest rate increases. The Company’s net interest margin was 3.21% for the year ended December 31, 2019 as compared to 3.23% for the year ended December 31, 2018.

A provision for loan losses of $1,314,000 was recognized for the year ended December 31, 2019 as compared to $639,000 for the year ended December 31, 2018. Net loan charge offs totaled $379,000 for the year ended December 31, 2019 compared to $276,000 for the year ended December 31, 2018. The increase in the provision for loan losses was necessary to maintain an adequate allowance for loan losses on the increasing outstanding loan portfolio, as well as funding net charge offs. While the current provision for loan losses are not related to agricultural loans, the Iowa agricultural economy remains challenged as the result of the low grain prices throughout much of 2018 and 2019 and tariff concerns on Iowa exports.

Noninterest income for the year ended December 31, 2019 totaled $8,629,000 as compared to $7,901,000 for the year ended December 31, 2018, an increase of 9.2%. The increase in noninterest income is primarily due to the Acquisitions and higher wealth management income and gain on the sale of loans, offset in part by a gain on foreclosure of other real estate owned in 2018. The increase in wealth management income was primarily related to growth in the assets under management, fueled by a favorable equity market and new account relationships.

Noninterest expense for the year ended December 31, 2019 totaled $31,522,000 compared to $27,965,000 for the year ended December 31, 2018, an increase of 12.7%, which was primarily due to the Acquisitions. Salaries and benefits was the largest component of the increase in noninterest expense, which in addition to Acquisition related increases also includes normal salary and employee benefit increases, offset in part by a one-time $1,000 bonus paid to full-time employees in 2018. Another component of the non-Acquisition related increase in noninterest expense was the increase in data processing costs, which includes costs associated with expanded services and normal cost increases. The efficiency ratio was 58.5% and 55.9% for the year ended December 31, 2019 and 2018, respectively.

Income tax expense for the year ended December 31, 2019 and 2018 totaled $3,848,000 and $4,406,000, respectively. The effective tax rate was 18.3% and 20.6% for the years ended December 31, 2019 and 2018, respectively. The lower than expected tax rate was due primarily to tax-exempt interest income and $693,000 of new market tax credits recognized in 2019.

Balance Sheet Review:

As of December 31, 2019, total assets were $1,737,183,000, a $281.5 million increase in assets, as compared to December 31, 2018. The increase is primarily due to the Creston Acquisition, growth in interest bearing deposits in financial institutions and to a lesser extent organic loan growth.

Securities available-for-sale as of December 31, 2019 increased to $479,843,000 from $458,971,000 as of December 31, 2018. The increase in securities available-for-sale is primarily due to the Creston Acquisition and the increase in the unrealized gain on the investment portfolio, offset in part by maturities of municipal bonds and payments received on mortgage backed securities.

Net loans as of December 31, 2019 increased 18%, to $1,048,147,000, as compared to $890,461,000 as of December 31, 2018. Impaired loans were $4,788,000 and $3,234,000 as of December 31, 2019 and 2018, respectively. The allowance for loan losses on December 31, 2019 totaled $12,619,000, or 1.19% of gross loans, compared to $11,684,000, or 1.29% of gross loans, as of December 31, 2018. The decrease in the allowance for loan losses as a percent of loans is mainly due to initially recording the purchased loan portfolios from Acquisitions without an allowance for loan losses, as the credit risk is reflected in the fair value of loans on the acquisition dates.

Other assets totaled $6,041,000 as of December 31, 2019, compared to $1,117,000 as of December 31, 2018. This increase is primarily due to the investment in new market tax credits.

Deposits totaled $1,493,175,000 on December 31, 2019, compared to $1,221,084,000 recorded at December 31, 2018. The growth in deposits is primarily due to the Creston Acquisition and increases in core deposits at the Company’s largest affiliate bank, including retail, commercial and public funds.

The Company’s stockholders’ equity represented 10.8% of total assets as of December 31, 2019 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $187,579,000 as of December 31, 2019, compared to $172,865,000 as of December 31, 2018. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio.

Shareholder Information:

Annualized return on average assets was 1.0% and 1.2% for the quarters ended December 31, 2019 and 2018, respectively. Annualized return on average equity was 9.2% and 9.9% for the quarters ended December 31, 2019 and 2018, respectively.

Return on average assets was 1.1% and 1.2% for the years ended December 31, 2019 and 2018, respectively. Return on average equity was 9.5% and 10.1% for the years ended December 31, 2019 and 2018, respectively.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $28.06 on December 31, 2019. During the fourth quarter of 2019, the price ranged from $26.97 to $29.30.

On November 13, 2019, the Company declared a quarterly cash dividend on common stock, payable on February 14, 2020 to stockholders of record as of January 31, 2020, equal to $0.24 per share.

The Company is forecasting earnings for the year ending December 31, 2020 in the range of $1.93 to $1.98 per share compared to $1.86 per share earned for the year ended December 31, 2019.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2019 and 2018

	(unaudited)	(audited)

ASSETS	2019	2018

Cash and due from banks	$34,616,880	$30,384,066
Interest bearing deposits in financial institutions	108,947,624	26,057,513
Securities available-for-sale	479,843,448	458,971,162
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,138,900	3,191,200
Loans receivable, net	1,048,147,496	890,461,479
Loans held for sale	2,776,785	401,287
Bank premises and equipment, net	17,810,605	15,813,196
Accrued income receivable	11,788,409	9,415,570
Other real estate owned	4,003,684	829,603
Bank-owned life insurance	2,842,713	2,773,729
Deferred income taxes	1,151,016	3,848,713
Other intangible assets, net	3,959,260	2,677,884
Goodwill	12,114,559	9,744,472
Other assets	6,041,126	1,117,477

Total assets	$1,737,182,505	$1,455,687,351

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$267,441,988	$230,113,170
NOW accounts	461,857,728	366,178,715
Savings and money market	481,642,221	418,384,284
Time, $250,000 and over	74,206,421	40,014,550
Other time	208,026,740	166,393,120
Total deposits	1,493,175,098	1,221,083,839

Securities sold under agreements to repurchase	42,033,570	40,674,486
FHLB advances	5,000,000	14,600,000
Dividends payable	2,213,459	2,137,460
Accrued expenses and other liabilities	7,180,906	4,326,502
Total liabilities	1,549,603,033	1,282,822,287

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,222,747 (unaudited) and 9,293,305 shares as of December 31, 2019 and 2018, respectively	18,445,494	18,586,610
Additional paid-in capital	18,794,141	20,461,724
Retained earnings	146,225,085	137,891,821
Accumulated other comprehensive income (loss)	4,114,752	(4,075,091)
Total stockholders' equity	187,579,472	172,865,064

Total liabilities and stockholders' equity	$1,737,182,505	$1,455,687,351

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)	(audited)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Interest and dividend income:
Loans, including fees	$12,259,200	$10,570,645	$44,282,197	$38,013,249
Securities
Taxable	1,768,756	1,549,900	6,483,893	6,188,403
Tax-exempt	932,756	1,131,886	4,047,054	4,582,970
Other interest and dividend income	435,353	220,924	1,364,349	942,341

Total interest and dividend income	15,396,065	13,473,355	56,177,493	49,726,963

Interest expense:
Deposits	2,687,647	2,105,352	10,200,626	6,841,807
Other borrowed funds	174,793	227,519	728,723	761,389

Total interest expense	2,862,440	2,332,871	10,929,349	7,603,196

Net interest income	12,533,625	11,140,484	45,248,144	42,123,767

Provision for loan losses	768,901	446,338	1,314,104	639,316

Net interest income after provision for loan losses	11,764,724	10,694,146	43,934,040	41,484,451

Noninterest income:
Wealth management income	935,349	810,069	3,596,770	3,344,579
Service fees	460,921	388,520	1,619,269	1,425,361
Securities gains, net	-	-	17,031	-
Gain on sale of loans held for sale	359,008	204,506	1,044,798	780,947
Merchant and card fees	405,711	391,996	1,525,309	1,427,334
Gain on foreclosure of other real estate owned	-	-	-	162,862
Other noninterest income	210,533	189,169	826,221	759,854

Total noninterest income	2,371,522	1,984,260	8,629,398	7,900,937

Noninterest expense:
Salaries and employee benefits	5,381,733	4,604,909	19,675,952	17,821,753
Data processing	1,281,110	971,836	4,130,506	3,478,640
Occupancy expenses, net	631,958	517,936	2,275,882	2,008,331
FDIC insurance assessments	-	96,512	193,593	404,514
Professional fees	595,363	359,334	1,753,531	1,482,911
Business development	414,710	345,344	1,242,271	1,166,688
Intangible asset amortization	182,403	164,200	609,624	430,537
Data conversion costs	-	61,039	-	228,854
New market tax credit amortization	565,506	-	581,563	-
Other operating expenses, net	318,833	278,268	1,058,747	943,182

Total noninterest expense	9,371,616	7,399,378	31,521,669	27,965,410

Income before income taxes	4,764,630	5,279,028	21,041,769	21,419,978

Income tax expense	466,650	1,078,000	3,847,600	4,406,100

Net income	$4,297,980	$4,201,028	$17,194,169	$17,013,878

Basic and diluted earnings per share	$0.47	$0.45	$1.86	$1.83

Declared dividends per share	$0.24	$0.23	$0.96	$1.17